Exhibit 10.14

ELECTROCORE, INC.

NON-EMPLOYEE DIRECTORS AMENDED COMPENSATION POLICY

This Policy (the “Policy”) has been adopted by the Board of Directors (“Board”) of electroCore, Inc. (the “Corporation”) to document and memorialize the amount, timing and form of remuneration payable by the Corporation to its non-employee directors (“Non-Employee Directors”) in consideration for their services to the Corporation. As hereby amended and restated, this Policy was adopted as of December 3, 2021 and shall become effective as of January 1, 2022 (the “Effective Date”).

This Policy will remain in effect until this Policy is modified, replaced or terminated by the Board. The terms and conditions of any grant agreements entered into with Non-Employee Directors prior to the Effective Date shall remain in full force and effect without any change, including as to vesting and exercisability, and irrespective of the resumption of payment of cash compensation for Board service by Non-Employee Directors as set forth herein.

All capitalized terms used in this Policy and not otherwise defined shall have the respective meanings given such terms in the Corporation’s 2018 Omnibus Equity Compensation Plan.

Section 1.   Compensation. The Non-Employee Directors remuneration will include each of the following:

(a) Cash Compensation.

(i) Annual Retainer. Each Non-Employee Director will receive an annual retainer in an amount equal to $47,000 ($67,000 for the Board chair), payable in cash in equal quarterly installments on the 15th day of the second month of each calendar quarter (or the next business day if such day is not a business day, and each such date, a “Payment Date”), provided that the Non-Employee Director must continue to serve as a member of the Board through the applicable Payment Date to receive such quarterly installment payment.

(ii) Annual Committee Chair Retainer. The chair of each Board committee identified in the table below shall receive the annual committee chair retainer in the amount set forth opposite the name of such committee, payable in cash in equal quarterly installments on the Payment Dates commencing on or after the date such Non-Employee Director was appointed as the chair of such committee, provided that the Non-Employee Director must continue to serve as chair of such committee through the applicable Payment Date to receive such quarterly installment payment.

Committee:	Annual Committee Chair Retainer:
Audit:	$17,000
Compensation:	$11,000
Nominating & Governance:	$8,000

(b) Annual Equity Awards¹. Immediately following each year’s annual meeting of the Corporation’s stockholders, the Corporation will grant each Non-Employee Director an annual equity award valued at $75,000 ($112,500 for the Board chair) (an “Annual Equity Award”) based on the closing price of the Corporation's common stock on the business day immediately preceding the grant date for such Annual Equity Award, provided that (i) each Annual Equity Award shall not exceed more than 75,000 shares (or 112,500 shares with respect to the Board chair), and (ii) in any calendar year, the Board shall have the discretion not to grant an Annual Equity Award to a Non-Employee Director who has joined the Board in such year and been awarded an Inaugural Equity Award (as defined below). Each Non-Employee Director may elect to receive his or her Annual Equity Award in the form of stock options, deferred stock units or restricted stock units. The Non-Employee Director must file his or her initial election with respect to the form of equity award with the Corporation before the later of the Effective Date or the date he or she becomes a Non-Employee Director. Thereafter, a Non-Employee Director may elect to change the form of equity award with respect to future Annual Equity Awards by filing a new election with the Corporation, which will become effective for calendar years following the year in which the Corporation receives such election. The Annual Equity Awards granted pursuant to this Section 1(b) will be subject to the terms and conditions (including vesting and settlement by issuance of shares of the Corporation’s common stock) as shall be determined by the Board in its sole discretion.

1 Solely with respect to the annual equity award made on December 2, 2022 for each of the six continuing non-employee directors, the Board approved a one-time cap on the number of shares issuable pursuant to such awards as follows: (i) 215,022 RSUs or DSUs per director, and (ii) 322,534 stock options for the Chairman of the Board.

(c) One-Time Inaugural Equity Award. Upon a Non-Employee Director’s initial appointment or election to the Board after the Effective Date, the Corporation will grant such Non-Employee Director an inaugural equity award (an “Inaugural Equity Award”) valued at $150,000 based on the closing price of the Corporation's common stock on the business day immediately preceding the date such equity award is granted provided that each Inaugural Equity Award shall not exceed 150,000 shares.

Each Non-Employee Director may elect to receive his or her Inaugural Equity Award in the form of stock options, deferred stock units or restricted stock units. The Non-Employee Director must file his or her election with respect to the form of equity award with the Corporation before the later of the Effective Date or the date he or she becomes a Non-Employee Director, as applicable. The Inaugural Equity Awards granted pursuant to this Section 1(c) will be subject to the terms and conditions (including vesting and settlement by issuance of shares of the Corporation’s common stock) as shall be determined by the Board in its sole discretion; provided that unless otherwise provided by the Board, each Inaugural Equity Award will vest over a period of three years from the applicable grant date.

(d) Exercisability after a Termination of Affiliation. Annual Equity Awards and Inaugural Equity Awards granted to a Non-Employee Director in the form of options to purchase shares of the Corporation’s common stock shall be exercisable from and after a Termination of Affiliation as follows:

(i) If a Termination of Affiliation occurs by reason of death or Disability of such Non-Employee Director, such options may be exercised, to the extent exercisable on the date of such termination, by the Non-Employee Director or their legal representative or legatee for a period of 12 months from the date of such Termination of Affiliation or until the applicable expiration date of the Annual Equity Award or Inaugural Equity Award, if earlier.

(ii) If a Termination of Affiliation occurs for any reason other than death or Disability of such Non-Employee Director, such options may be exercised, to the extent exercisable on the date of such termination, until the later of (x) 90 days after the date of such Termination of Affiliation and (y) the third anniversary of the applicable grant date; provided, however, that in no event shall such options be exercisable after the applicable expiration date of the Annual Equity Award or Inaugural Equity Award.

(e) Change of Control. In the event of a Change in Control, (i) all cash compensation payable to each Non-Employee Director pursuant to this Policy, including any and all such fees that would become due and payable during a calendar quarter in which the Change in Control occurs (as if the Non-Employee Director’s service to the Corporation as a director had continued until the end of such quarter), shall be promptly paid to each Non-Employee Director no later than five days following the Change in Control and (ii) each unvested Annual Equity Award and Inaugural Equity Award then outstanding shall become fully vested upon the Change in Control.

(f) Optional Deferred Settlement for Black-out Periods. Notwithstanding anything to the contrary in this Policy, if the settlement date for any Annual Equity Award or Inaugural Equity Award made in the form of deferred stock units or restricted stock units would occur within any Black-out Period (as defined in the Corporation’s Insider Trading Policy) applicable to the Non-Employee Director, then, upon the written election of the Non-Employee Director received by the Corporation prior to the original settlement date for such deferred stock units or restricted stock units, such shares will be issued in settlement of such units on the first business day following the expiration of such Black-out Period but not later than March 15 of the calendar year following the calendar year in which the restricted stock units become fully vested or December 31 of the calendar year in which the deferred stock units otherwise settle.

Section 2.   Miscellaneous.

(a) No Right to Continue as a Director. Neither this Policy, nor the payment of any compensation hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain any participant as a member of the Board for any period of time.

(b) Administration, Amendment and Termination. This Policy shall be administered by the Board, whose construction and determinations shall be final. This Policy may be amended, modified or terminated by the Board at any time.